UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 1, 2011

SPEEDWAY MOTORSPORTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13582	51-0363307
(Commission File Number)	(IRS Employer Identification No.)

5555 Concord Parkway South, Concord, NC	28027
(Address of Principal Executive Offices)	(Zip Code)

(704) 455-3239

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed on the Current Report on Form 8-K filed on January 21, 2011 by Speedway Motorsports, Inc. (the “Company”), the Company and all of its operative subsidiaries, except Oil-Chem Research Corporation and its subsidiaries (the “Guarantors”), entered into a Purchase Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, as representatives of the several initial purchasers (the “Initial Purchasers”), for the issuance and sale (the “Transaction”) to the Initial Purchasers of $150.0 million aggregate principal amount of the Company’s 6 3/4% Senior Notes due 2019 (the “New Notes”).

The Transaction was consummated on February 3, 2011 (the “Closing Date”). As part of the closing, the Company entered into an Indenture, dated as of the Closing Date (the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), and a Registration Rights Agreement, dated as of the Closing Date (the “Registration Rights Agreement”), among the Company, the Guarantors and the Initial Purchasers. The Indenture and Registration Rights Agreement are described further below. The offering price of the New Notes was 100% of the principal amount of the New Notes. Net proceeds from the Transaction, after deducting the Initial Purchasers’ commissions and discounts, were approximately $147.1 million.

As previously disclosed on the Current Report on Form 8-K filed on January 21, 2011 by the Company, the Company commenced a cash tender offer and consent solicitation (the “Tender Offer”) with respect to any and all of the $330.0 million aggregate principal amount of its outstanding 6 3/4% Senior Subordinated Notes due 2013 (the “Old Notes”) on January 20, 2011. As of 5:00 P.M., Charlotte, North Carolina time, on February 2, 2011 (the “Consent Deadline”), approximately $298.3 million aggregate principal amount of the Old Notes, or approximately 90.4% of the total amount of Old Notes outstanding, were tendered pursuant to the Tender Offer. The Tender Offer remains open and is scheduled to expire on February 16, 2011, unless otherwise extended. The Company will use the proceeds from the Transaction, combined with borrowings under its credit facility, to fund the initial acceptance of, and payment for the aggregate principal amount of the tendered Old Notes, plus an aggregate consent fee (as described below) of approximately $4.1 million plus accrued interest on the tendered Old Notes. Payment for the Old Notes tendered by the Consent Deadline is expected to occur on or about February 4, 2011. For a description of the Company’s borrowings under its credit facility to finance the Tender Offer, see Item 2.03 of this Current Report on Form 8-K below.

The Tender Offer also includes a solicitation of consents from holders of the Old Notes for consents to proposed amendments to the indenture governing the Old Notes to be set forth in a Second Supplemental Indenture (the “Supplemental Indenture”). The Supplemental Indenture is described further below.

Indenture

The Company issued and sold to the Initial Purchasers $150.0 million aggregate principal amount of the New Notes under the Indenture. The New Notes have not yet been registered under the Securities Act of 1933, as amended (the “Act”). Absent registration, the New Notes may only be resold pursuant to an applicable exemption from the registration requirements of the Act.

Maturity. The New Notes will mature on February 1, 2019.

Interest Rate. Interest on the New Notes accrues at a rate of 6 3/4% per annum. The New Notes pay interest semi-annually in cash in arrears on February 1 and August 1 of each year, commencing on August 1, 2011.

Guarantees. The Guarantors unconditionally guarantee the Company’s obligations under the New Notes, jointly and severally, on a senior unsecured basis.

Ranking. The New Notes and the guarantees thereof are unsecured senior obligations and rank equally in right of payment with all of the Company’s and Guarantors’ existing and future senior debt, including the Company’s outstanding $275.0 million 8 3/4% Senior Notes due 2016. The New Notes are senior in right of payment to any subordinated debt. The New Notes are effectively subordinated to all secured debt, including the Company’s credit facility, to the extent of the value of the collateral securing those obligations, and are also structurally subordinated to any obligations of subsidiaries that do not guarantee the New Notes.

Optional Redemption. The New Notes are redeemable, in whole or in part, at any time on or after February 1, 2015 at the following redemption prices:

Redemption during the 12-month period commencing on February 1,	Percentage
2015	103.375%
2016	101.688%
2017 and thereafter	100.000%

In addition, the Company may redeem, at a redemption price of 106.750% plus accrued and unpaid interest, if any, to the redemption date, up to 35% of the New Notes before February 1, 2014 with the net cash proceeds from certain equity offerings. The Company may also redeem some or all of the New Notes before February 1, 2015 at a redemption price of 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium.

Change of Control. If the Company experiences certain types of change of control transactions, it must offer to repurchase the New Notes at 101% of the aggregate principal amount of the New Notes repurchased, plus accrued and unpaid interest, if any, to the repurchase date.

Other Covenants. The Indenture contains restrictive covenants that limit, among other things, the ability of the Company and Guarantors to incur additional indebtedness, pay dividends and make distributions on common and preferred stock, make other restricted payments, make investments, incur liens, consolidate, merge, sell or otherwise dispose of all or substantially all of their assets and enter into certain transactions with affiliates, in each case, subject to exclusions, and other customary covenants.

Events of Default. The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment; breach of covenants in the Indenture; payment defaults or acceleration of other indebtedness; failure to pay certain judgments; and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the holders of at least 25% in principal amount of the then outstanding New Notes may declare the principal of, and accrued but unpaid interest on, the New Notes to be due and payable.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, the Company has agreed to (i) file an exchange offer registration statement with the Securities and Exchange Commission (“SEC”) on or before August 2, 2011, (ii) use its reasonable best efforts to have such exchange offer registration statement declared effective by the SEC by September 21, 2011, (iii) commence the exchange offer and use its reasonable best efforts to exchange the New Notes for a new issue of identical debt securities registered under the Act on or before 30 business days after the date on which the registration statement is declared effective, and (iv) under certain circumstances, file a shelf registration statement to cover resales of the New Notes and use its reasonable best efforts to cause the registration statement to be declared effective as promptly as possible after the obligation to file the shelf registration statement arises.

If the Company and the Guarantors fail to satisfy these and certain other related obligations, the Company must pay liquidated damages to holders of the New Notes. In the first 90-day period following any such “registration default,” the Company will be required to pay additional interest in an amount equal to $0.05 per week per $1,000 principal amount of New Notes. This amount will increase by an additional $0.05 per week per $1,000 principal amount of New Notes with respect to each subsequent 90-day period until such registration default is cured, up to a maximum amount of liquidated damages equal to $0.30 per week per $1,000 principal amount of New Notes.

Supplemental Indenture

As of the Consent Deadline, approximately $298.3 million aggregate principal amount of the Old Notes, or approximately 90.4% of the total amount of Old Notes outstanding, were tendered pursuant to the Tender Offer. As a result of the receipt of the requisite consents pursuant to the Tender Offer prior to the Consent Deadline, the Supplemental Indenture was entered into by the Company on February 3, 2011 to become operative upon payment for the Old Notes, which is expected to occur on or about February 4, 2011. The amendments set forth in the Supplemental Indenture eliminate substantially all of the restrictive covenants in the indenture governing the Old Notes as well as substantially all of the events of default other than the failure to make payments with respect to the Old Notes, certain bankruptcy events and the failure of a guarantee on the Old Notes.

Certain of the Initial Purchasers served as initial purchasers in connection with the Company’s 8 3/4% Senior Notes due 2016 issued in May 2009 and affiliates of certain of the Initial Purchasers are lenders under the Company’s credit facility. Certain of the Initial Purchasers acted as dealer managers in connection with the Tender Offer, and the net proceeds of the Transaction were used to repurchase a portion of the Old Notes. As certain of the Initial Purchasers or their affiliates own a portion of the Old Notes, they may receive a portion of the proceeds from the Transaction.

The foregoing descriptions of the Indenture, New Notes, Registration Rights Agreement and Supplemental Indenture are summary in nature and are qualified in their entirety by reference to such agreements, copies of which are attached to this Current Report on Form 8-K and incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to purchase the Old Notes or a solicitation of consents to amend the related indenture. The Tender Offer was made solely pursuant to the Offer to Purchase and Consent Solicitation Statement dated January 20, 2011. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the New Notes.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 1, 2011, the Company sent a Notice of Borrowing to Bank of America, N.A., as Administrative Agent under the Amended and Restated Credit Agreement, dated January 28, 2011, by and among the Company, Speedway Funding, LLC, a subsidiary of the Company, certain other subsidiaries of the Company and the various lenders identified on the signature pages thereto (the “Credit Agreement”), pursuant to which it requested a draw down, as of February 4, 2011, of a principal amount of $150.0 million from the senior secured term loan thereunder. The Company’s Current Report on Form 8-K filed on February 2, 2011 includes a brief description of the material terms of the Credit Agreement. The Company may borrow additional amounts under its credit facility to fund the payments for the tendered Old Notes described in Item 1.01 above.

The information included in Item 1.01 of this Current Report on Form 8-K regarding the Transaction, including the Indenture and the New Notes, is incorporated by reference into this Item 2.03.

Item 3.03. Material Modification to Rights of Security Holders.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number

4.1	Indenture, dated February 3, 2011, by and among the Company, the Guarantors and the Trustee.

4.2	Form of 6 3/4% Senior Notes due 2019 (included in Exhibit 4.1).

4.3	Registration Rights Agreement, dated February 3, 2011, by and among the Company, the Guarantors and the Initial Purchasers.

4.4	Second Supplemental Indenture, dated February 3, 2011, by and among the Company, the Guarantors and the Trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPEEDWAY MOTORSPORTS, INC.

February 3, 2011	/s/ William R. Brooks
William R. Brooks
Executive Vice President, Chief Financial Officer and Treasurer